Exhibit 99.1

FOR RELEASE	FOR MORE INFORMATION CONTACT
July 27, 2011	Scott Schroeder (281) 589-4993

Cabot Oil & Gas Provides Operations Update,

Announces Rocky Mountain Sale

HOUSTON, July 27, 2011 – Cabot Oil & Gas Corporation (NYSE: COG) today announced new milestones in its Marcellus operation, well successes in its Eagle Ford position, a discovery in its Marmaton effort in Oklahoma, and an agreement to sell its Rocky Mountain natural gas assets – primarily the Green River basin assets of Wyoming. Additionally, the Company increased its production guidance for the remainder of the year.

Rocky Mountain Sale

The Company has signed a Purchase and Sale Agreement under which it is selling all of its producing assets and acreage in Wyoming, Colorado and Utah to an undisclosed third party for total consideration of $285 million, subject to normal and customary closing adjustments. Cabot will remove approximately 170 Bcfe of booked reserves and about 27 Mmcfe in daily production from its portfolio on the effective date of this sale. “We have not allocated capital to these assets since early 2009, and we have no near-term plans for new investments due to other opportunities in our portfolio,” said Dan O. Dinges, Chairman, President and Chief Executive Officer. “For this reason, when the opportunity arose to monetize and effectively accelerate the cash flows from these assets, we agreed with the thought to redeploy non-valued capital into our Marcellus activity and our oil initiatives.”

The transaction has an effective date of September 1, 2011, is scheduled to close in early October 2011 and excludes the Company’s prospective oil shale acreage in both Montana and Nevada. “To that end, we are still evaluating our first Heath Shale well in Montana,” said Dinges.

The Rocky Mountain deal, the East Texas joint venture/asset sales and some small miscellaneous sales activity are expected to provide Cabot with over $340 million in proceeds during 2011. This reinforces Cabot’s commitment to fiscal discipline. “These transactions provide us the opportunity to add to our acreage position in liquid-rich areas of Texas and Oklahoma, as well as enhance the opportunity to drill a few more wells in the Marcellus in Pennsylvania,” commented Dinges. “Only a portion of the expected proceeds are earmarked for 2011 expenditures currently, so my expectation is for debt to be reduced year over year – 2010 to 2011 – and for our program to deliver significant reserve and production growth even after these sales.”

Operations

In the Marcellus, the wells continue to perform with exceptional success. Recently the Company completed a three-well pad, which resulted in all three wells reporting a 24-hour initial production rate of over 20 Mmcf per day. The corresponding 30-day production rate averaged over 17 Mmcf per day per well, or 52 Mmcf per day in total.

“Our acreage continues to provide consistently outstanding results,” stated Dinges. “It is our plan to allocate a portion of our sales proceeds to drill more pad sites, to assist in the replacement of the sold Rocky Mountain production.”

Additionally in the Marcellus, the Company now has two wells that have produced over 4 Bcf, one in 12 months, the other in 16 months; eight other wells that have produced over 3 Bcf; and overall field production now totals above 135 Bcf since the project commenced. At the time of this release, production from the Marcellus is a restricted rate of 420 to 430 Mmcf per day, nearly all of which is from 81 horizontal wells.

In the Eagle Ford during the second quarter, four horizontal oil wells were placed in production. The average 24-hour initial production rate for each of the four completed wells was 721 barrels per day equivalent. “Our Eagle Ford plan for the year is for 25 to 30 net wells,” said Dinges. “Right now we have drilled 16 wells, have two wells drilling and have six in the queue for completions.”

Earlier this year, the Company tested a new oil concept in the Marmaton oil shale located in the Texas and Oklahoma panhandles. The result was a 24-hour initial production level of 646 barrels of oil equivalent (592 Bopd, 325 Mcf per day) from a 10-stage completion in a 4,000’ lateral. Additionally the completed well cost was just over $4.0 million, including some science work. “We remained quiet about this well as we wanted to add acreage,” commented Dinges. “We now have over 32,000 net acres in the play, plan to participate as a non-operator in six wells and, depending on rig availability, may use some of our asset sale proceeds to drill another operated well here later in the year. Clearly a 10-stage completed well with initial production competitive with the Eagle Ford play and at a lower cost is an attractive place to allocate capital.”

“I have been pleased with our 2011 effort as we continue to make great strides in our operations that have allowed another increase in production guidance, even with the Rocky Mountains sale,” said Dinges. “We are building great momentum for 2012 where, based on moderate commodity prices, an early review of our program shows a cash flow positive investment year even after funding what is expected to be a record level organic investment effort.”

Cabot Oil & Gas Corporation, headquartered in Houston, Texas is a leading independent natural gas producer with its entire resource base located in the continental United States. For additional information, visit the Company’s Internet homepage at

www.cabotog.com.

The statements regarding future financial performance and results and the other statements which are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including, but not limited to, market factors, the market price (including regional basis differentials) of natural gas and oil, results of future drilling and marketing activity, future production and costs, and other factors detailed in the Company’s Securities and Exchange Commission filings.

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